The past two quarters have been a trying time for the overall market and Striker's performance has been no exception. Despite a ten-fold increase in revenues between fiscal year 2005 to year end 2007 our stock has languished.

As the single largest shareholder of Striker Oil & Gas, I assure you no one is more concerned for investors than me. In the past few months I've taken money out of my own pocket and purchased shares of Striker in the open market. In addition, I have also received a portion of my salary compensation in the form of restricted stock in lieu of cash. I fully believe the company is undervalued at the current market valuation.

Our company has grown from a complete startup a little over four years ago to a company that has properties in three states and is currently evaluating international opportunities. We ended 2007 with record performances in revenue and reserves. Now, as we approach the fourth quarter of 2008, this fiscal year looks to be our best yet.

This strong performance is largely attributed to our strategy of participating in quality prospects, strong technical analysis and great industry partnerships and we will continue to leverage these strengths into continued growth for the future.

In the past three years Striker has raised in excess of $15 million in debt and equity financing and as a result of investing this capital in quality oil and gas assets, our revenue from oil and gas sales has increased dramatically from our 2004 inception to more than $3 million for fiscal 2007 and an estimated $5 million for fiscal 2008.

Striker's executive team is putting together a strategic plan focused on increasing shareholder value through an active drilling program and a tactical approach to acquisitions and divestitures. We have seen solid growth in our reserves to date and our major focus will be to increase our production and reserves over the near term.

An important element of this new plan is to have the necessary staff of industry professionals. It is imperative that Striker have a highly qualified technical team to properly evaluate and generate drilling opportunities from our existing inventory of leasehold acreage, identify and capture reserves through strategic acquisitions and successfully execute needed development plans for these existing and future properties.

We are very pleased to have announced that Robert G. Wonish has recently joined Striker Oil & Gas as President & COO. Mr. Wonish has over 33 years experience in the oil and gas industry. Most recently Robert was the President & COO of Petroleum Engineers Inc, a 38 year old energy firm with over 150 employees and consultants worldwide. He managed personnel in Texas and Louisiana as well as other company operations. Robert brings a wealth of industry experience to Striker and we are truly fortunate to add him to the management team.

Additionally, James T. DeGraffenreid joined the company during the final quarter of 2007 as Vice President of Land and Business Development. Jim has over 27 years of experience in the oil and gas industry. Jim worked at Sterling Energy where he served as Director of Land and Business Development and Corporate Secretary. His work was instrumental in a number of successful acquisitions that led to the growth of Sterling's U.S. division during recent years.

Acquisitions are a key ingredient for the continued growth of Striker and we are constantly evaluating opportunities. Generally, we believe acquisitions should be accretive to earnings, cash flow and reserves and they should be located within the areas of our expertise where we can gain additional synergies with our existing infrastructure already in the region. We will consider more substantive acquisitions that open new areas of operations for the company, as long as they meet our criteria of being onshore, reasonably priced and value additive to our shareholders. In addition, we are also continually considering divestitures of existing properties in order to re-focus some of our asset base to longer live reserves which are traditionally found in resource plays.

I am fully aware that my primary obligation as CEO and Chairman of Striker is to increase shareholder value. Shares of Striker are currently trading at 52 week lows with our market capitalization under $6 million. I believe that as we continue to develop some of our core holdings, namely our Catfish Creek prospect, that this will translate into a higher valuation for Striker. Our 2007 year end independent reserve report indicates our properties hold over $20 million of proved (PV10) value of oil and gas reserves. With total debt of approximately $6 million that leaves $14 million of potential book value or $.59 per share which would be a large increase over the current price of $.23 per share. I will work to not only realize this over the near term but also increase the shareholder value by growing our production and reserves for 2008.

I am excited about the unique opportunity we have here at Striker to significantly increase our current shareholder value and also look forward to building our production and reserves as we continue through 2008 and into 2009. Implementing these plans will take time but a dedicated group of professionals are working hard to grow Striker and create meaningful value for our existing shareholders. Thank you for your continued support and confidence in Striker Oil & Gas.

Sincerely,

/s/ Kevan Casey
Kevan Casey
Chief Executive Officer